Exhibit 4.7
CONSENT OF COUNSEL
We hereby consent to the reference to us under “Legal Matters”, with respect to “Certain United States Federal Income Tax Considerations” in the Management Information Circular of Boralex Power Income Fund dated September 27, 2010, which is incorporated by reference into the Registration Statement on Form F-8 of Boralex Inc., as amended by this Amendment No. 8.
/s/ K&L Gates LLP
New York, New York
September 28, 2010